January 2, 2018

Brian R. Stewart

c/o Eco-Stim Energy Solutions, Inc.

2930 W. Sam Houston Pkwy N.

Suite 275

Houston, Texas 77043

Re:	Appointment as Chairman of the Board of Directors of Eco-Stim Energy Solutions, Inc.

Dear Mr. Stewart:

This letter is to confirm your compensation arrangements in connection with your appointment as chairman (“Chairman”) of the board of directors (the “Board”) of Eco-Stim Energy Solutions, Inc., a Nevada corporation (the “Company”). Your execution of this letter agreement constitutes your acceptance of your appointment as Chairman and your agreement to the compensation and other terms set forth in this letter agreement. Your service as Chairman will continue until such time as (i) you resign from your role as Chairman or from the Board or (ii) you are removed from your role as Chairman or from the Board, which includes your failure to be re-elected, or nominated for re-election, to the Board. The period during which you continue to serve as Chairman is referred to in this letter agreement as the “Term”.

In consideration of your appointment as Chairman and continued service during the Term, the Company intends to grant you, under the Eco-Stim Energy Solutions, Inc. 2015 Stock Incentive Plan, as amended from time to time, or any other equity incentive plan, program or arrangement made available to other members of the Board (as applicable, the “Plan”):

●	A one-time phantom stock award (the “First Grant”) with respect to 300,000 shares of Company common stock, par value $0.001 (the “Common Stock”), with a grant date of December 18, 2017, with the following vesting terms:

o	1/3 of the First Grant will vest on the first business day following the last day of the First Grant Performance Period (as defined below) if both: (i) the closing price of the Common Stock has equaled or exceeded $2.00 per share for twenty consecutive trading days during the one year period commencing on the grant date for the First Grant and ending on the one year anniversary of the grant date for the First Grant (the “First Grant Performance Period”); and (ii) you have served continuously as the Chairman through at least the last day of the First Grant Performance Period;

Brian R. Stewart

January 2, 2018

o	1/3 of the First Grant will vest on the first business day following the last day of the First Grant Performance Period if both: (i) the closing price of the Common Stock has equaled or exceeded $2.50 per share for twenty consecutive trading days during the First Grant Performance Period; and (ii) you have served continuously as the Chairman through at least the last day of the First Grant Performance Period; and

o	1/3 of the First Grant will vest on the first business day following the last day of the First Grant Performance Period if both: (i) the closing price of the Common Stock has equaled or exceeded $3.00 per share for twenty consecutive trading days during the First Grant Performance Period; and (ii) you have served continuously as the Chairman through at least the last day of the First Grant Performance Period.

●	A one-time phantom stock award (the “Second Grant”) with respect to 150,000 shares of Common Stock to be granted on or around April 15, 2018, subject to: (i) your continuous service as Chairman through the applicable date of the Second Grant; (ii) compliance with the terms and conditions of the Plan (including but not limited to applicable award limitations and sufficient shares of Common Stock being available under the Plan); and (iii) the prior approval of the Second Grant by the compensation committee of the Board (the “Compensation Committee”). The Second Grant will have the following vesting terms:

o	1/3 of the Second Grant will vest on the first business day following the last day of the Second Grant Performance Period (as defined below) if both: (i) the closing price of the Common Stock has equaled or exceeded $2.00 per share for twenty consecutive trading days during the one year period commencing on the grant date for the Second Grant and ending on the one year anniversary of the grant date for the Second Grant (the “Second Grant Performance Period”); and (ii) you have served continuously as the Chairman through at least the last day of the Second Grant Performance Period;

o	1/3 of the Second Grant will vest on the first business day following the last day of the Second Grant Performance Period if both: (i) the closing price of the Common Stock has equaled or exceeded $2.50 per share for twenty consecutive trading days during the Second Grant Performance Period; and (ii) you have served continuously as the Chairman through at least the last day of the Second Grant Performance Period; and

o	1/3 of the Second Grant will vest on the first business day following the last day of the Second Grant Performance Period if both: (i) the closing price of the Common Stock has equaled or exceeded $3.00 per share for twenty consecutive trading days during the Second Grant Performance Period; and (ii) you have served continuously as the Chairman through at least the last day of the Second Grant Performance Period;

Brian R. Stewart

January 2, 2018

o	provided, however, if the Common Stock is trading at or above one or more of the stock price based vesting trigger levels provided above at the time of the Second Grant, the Compensation Committee shall have the discretion to change the vesting terms for the applicable portion(s) of the Second Grant to time-based vesting tied to your continuing service as Chairman (with a vesting period to be no-longer than 12 months following the grant date for the Second Grant).

●	A one-time phantom stock award (the “Third Grant”) with respect to 300,000 shares of Common Stock to be granted on or around July 15, 2018, subject to: (i) your continuous service as Chairman through the applicable date of the Third Grant; (ii) compliance with the terms and conditions of the Plan (including but not limited to applicable award limitations and sufficient shares of Common Stock being available under the Plan); and (iii) the prior approval of the Third Grant by the Compensation Committee. The Third Grant will have the following vesting terms:

o	1/3 of the Third Grant will vest on the first business day following the last day of the Third Grant Performance Period (as defined below) if both: (i) the closing price of the Common Stock has equaled or exceeded $2.00 per share for twenty consecutive trading days during the one year period commencing on the grant date for the Third Grant and ending on the one year anniversary of the grant date for the Third Grant (the “Third Grant Performance Period”); and (ii) you have served continuously as the Chairman through at least the last day of the Third Grant Performance Period;

o	1/3 of the Third Grant will vest on the first business day following the last day of the Third Grant Performance Period if both: (i) the closing price of the Common Stock has equaled or exceeded $2.50 per share for twenty consecutive trading days during the Third Grant Performance Period; and (ii) you have served continuously as the Chairman through at least the last day of the Third Grant Performance Period; and

o	1/3 of the Third Grant will vest on the first business day following the last day of the Third Grant Performance Period if both: (i) the closing price of the Common Stock has equaled or exceeded $3.00 per share for twenty consecutive trading days during the Third Grant Performance Period; and (ii) you have served continuously as the Chairman through at least the last day of the Third Grant Performance Period;

o	provided, however, if the Common Stock is trading at or above one or more of the stock price based vesting trigger levels provided above at the time of the Third Grant, the Compensation Committee shall have the discretion to change the vesting terms for the applicable portion(s) of the Third Grant to time-based vesting tied to your continuing service as Chairman (with a vesting period to be no-longer than 12 months following the grant date for the Third Grant)

Brian R. Stewart

January 2, 2018

In consideration of your service on the Board during the Term, you will also be eligible to receive standard compensation payable by the Company with respect to other non-employee directors of the Board in the ordinary course (including but not limited to applicable cash retainers and equity-based awards). The Company will also reimburse you for all reasonable out-of-pocket expenses that you incur in the performance of services as Chairman.

You acknowledge and agree that, at all times during the Term, you will be an independent contractor of the Company. In no event will you be deemed to be an employee of the Company or any of its affiliates, and you will not at any time be entitled to any employment rights from the Company. You acknowledge and agree that, as a non-employee, you are not eligible for any benefits made available to employees of the Company and its affiliates and, accordingly, you will not participate in any employee benefit plans, programs or arrangements of the Company or any of its affiliates. It is not the purpose or intention of this letter agreement or the parties to create, and the same shall not be construed as creating, any partnership, joint venture, agency, or employment relationship.

By accepting this appointment, you agree to comply with all of the Company’s policies and procedures as may be issued or amended from time to time, including, but not limited to, the Company’s Code of Business Conduct and Ethics.

You further acknowledge and agree that (i) the Company is not required to withhold federal or state income, gross receipts or similar taxes from any amounts paid to you in respect of your service as Chairman or to otherwise comply with any state or federal law concerning the collection of income, gross receipts or similar taxes at the source of payment of wages, (ii) the Company is not required under the Federal Unemployment Tax Act or the Federal Insurance Contribution Act to pay or withhold taxes for unemployment compensation or for social security on your behalf with respect to any amounts paid to you hereunder, (iii) the Company is not required under the laws of any state to obtain workers’ compensation insurance or to make state unemployment compensation contributions on your behalf and (iv) you are solely responsible for making all applicable tax filings and remittances with respect to amounts paid to you hereunder and shall indemnify and hold harmless the Company and its affiliates for all claims, damages, costs and liabilities arising from your failure to do so.

You expressly represent and warrant to the Company that (i) you do not have any agreement with any current or prior employer or other third party that will prohibit you from serving as Chairman, and (ii) you have complied with, and will comply with, any and all non-competition, non-solicitation, and confidentiality duties imposed on you with respect to your current and former employers and other third parties. By signing below, you agree that you will not provide the Company with documents or materials belonging to a prior or current employer or other third party and you expressly promise that in the course of your service as Chairman, you will not use or disclose any non-public, confidential or proprietary information or materials belonging to any current or former employer or other third party.

By accepting this appointment, you also acknowledge and agree that you may be removed or replaced as Chairman, with or without cause, at any time. Your acceptance also confirms your acknowledgement and agreement that this letter agreement and with respect to the First Grant, Second Grant and Third Grant, any applicable award agreement(s) contain our complete understanding and agreement regarding the terms and conditions of your service as Chairman. For the avoidance of doubt, as of the date of this letter agreement, this letter agreement will completely supersede and replace any other previous agreement, understanding or arrangement between you and the Company or any of its affiliates regarding the terms of your service as Chairman and you acknowledge and agree that, as of the date of this letter agreement, the Company and each of its affiliates shall be deemed to have satisfied any and all obligations owed to you or that could ever be owed to you, except as set forth in this letter agreement.

* * *

If the foregoing correctly sets forth our agreement, please confirm by executing this letter agreement in the space provided below. We look forward to having you serve as Chairman of the Board and to the valuable contributions we expect you to make to the Company’s development and success. Should you have any questions, please contact Christopher J. Arntzen, Vice President, General Counsel and Secretary at (713) 979-9136 (email: carntzen@ecostim-es.com).

Very truly yours,

ECO-STIM ENERGY SOLUTIONS, INC.

By:	/s/ J. Chris Boswell
Name:	J. Chris Boswell
Title:	President and Chief Executive Officer

AGREED TO AND ACCEPTED
this 2nd day of January, 2018:

/s/ Brian R. Stewart
Brian R. Stewart